Exhibit 99.1

For more information:	Investor Relations;
John Ritchie	JoAnn Horne
Chief Financial Officer	Market Street Partners
EFI	415-445-3239
650-357-3500

EFI ANNOUNCES $100 MILLION SHARE REPURCHASE PROGRAM

Enters into $30 Million Accelerated Share Repurchase Agreement

Foster City, Calif. – February 18, 2009 – Electronics For Imaging, Inc. (Nasdaq: EFII), the world leader in customer-focused digital printing, announced today that its Board of Directors has approved a $100 million share repurchase program, including a $30 million accelerated share repurchase (the “ASR”), utilizing a portion of proceeds from the recently announced sale of the Company’s real estate in Foster City.

The new share repurchase authorization replaces the previously approved share repurchase program, including a remaining amount of approximately $33 million that was available for repurchases under such program.

The Company also announced that it entered into an agreement (the “ASR Agreement”) with UBS AG, London Branch (“UBS”) to repurchase $30 million of its common stock under the ASR. The final number of shares to be repurchased under the ASR will be determined based on market prices of the Company’s common stock during the term of the ASR Agreement. As a result of entering into the ASR, the Company expects that, during the term of the ASR, UBS will be purchasing the Company’s common stock in the market. The Company expects to complete the repurchases under the ASR in the second or third quarter of 2009, with the final completion date subject to the discretion of UBS. The repurchased shares will be held as treasury stock.

“We are very pleased to deliver on our commitment to monetize our real estate assets, which was a key element of our strategy to restore shareholder value,” said Guy Gecht, CEO of EFI. “With the real estate deal completed we are moving forward in returning cash to our shareholders with this new share repurchase program.”

About EFI

EFI (www.efi.com) is the world leader in customer-focused digital printing innovation. EFI’s award-winning solutions, integrated from creation to print, deliver increased performance, cost savings and productivity. The Company’s robust product portfolio includes Fiery® digital color print servers; VUTEk® superwide digital inkjet printers, UV and solvent inks; Rastek UV wide-format inkjet printers; Jetrion® industrial inkjet printing systems; print production workflow and management information software; and corporate printing solutions.

Safe Harbor for Forward Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Statements other than statements of historical fact including words such as “anticipate”, “believe”, “estimate”, “expect”, “consider” and “plan” and statements in the future tense are forward looking statements. The statements in this press release that could be deemed forward-looking statements include statements regarding the use of proceeds from the previously announced real estate transaction, the repurchase by the Company of $30 million of its common stock, the purchases by UBS of our common stock in the market, ASR expected completion date, our plans with respect to the repurchased shares, our strategy to restore shareholder value and return cash to our shareholders, and any statements or assumptions underlying any of the foregoing.

Forward-looking statements are subject to certain risks and uncertainties that could cause our actual future results to differ materially, or cause a material adverse impact on our results. Potential risks and uncertainties include, but are not necessarily limited to, the market prices of the Company’s common stock during the term and after the ASR Agreement; the ability of UBS to buy or borrow shares of the Company’s common stock; the uncertainty regarding the Company’s ability to complete the share repurchases within the proposed timing or at all; the uncertainty regarding the amount and timing of future share repurchases by the Company and the origin of funds used for such repurchases; current world-wide financial, economic and political difficulties and downturns, including the ongoing contraction in credit, and adverse variations in foreign exchange rates, that could affect demand for our products, as well as the risk of bank failures, insolvency or illiquidity of other financial institutions and other adverse conditions in financial markets that could cause a loss of our cash deposits and invested cash and cash equivalents; differences between the financial results as filed with the SEC and the preliminary results included in our earnings press releases due to the complexity in accounting rules; and any other risk factors that may be included from time to time in the Company’s SEC reports.

The statements in this press release are made as of the date of this press release. EFI undertakes no obligation to update information contained in this press release. For further information regarding risks and uncertainties associated with EFI’s businesses, please refer to the section entitled “Factors That Could Adversely Affect Performance” in the Company’s SEC filings, including, but not limited to, its annual report on Form 10-K and its quarterly reports on Form 10-Q, copies of which may be obtained by contacting EFI’s Investor Relations Department by phone at 650-357-3828 or by email at investor.relations@efi.com or EFI’s Investor Relations website at http://www.efi.com.